EXHIBIT 99.1

ResCare Reports Third Quarter 2009 Results

Company Confirms 2009 Guidance

LOUISVILLE, Ky., Nov. 5, 2009 (GLOBE NEWSWIRE) -- ResCare, Inc. (Nasdaq:RSCR) today announced results for the third quarter and nine months ended September 30, 2009.

Third Quarter 2009 Financial Results

Revenues for the third quarter of 2009 increased 2% over the prior year period to $395.8 million. Net income was $11.7 million, or $0.35 per diluted common share, compared with $11.5 million, or $0.34 per diluted common share, in the same period of 2008. EBITDA for the third quarter of 2009 was $29.1 million versus $28.3 million in the prior year quarter.

Ralph G. Gronefeld, Jr., president and chief executive officer, said, "I am pleased with our operating results despite a challenging environment. Meeting those challenges has strengthened our company and positioned us well for 2010 and the longer term. We are effectively managing our working capital and continuing to pay down debt. Our strong cash flow enabled us to reduce debt by $45 million since the end of 2008. We will continue to apply the lessons we have learned during the past 35 years. Fiscal discipline, organic growth, a selective acquisition strategy and dedicated, energized employees will help us offset the reimbursement challenges in this difficult economic cycle."

2009 Guidance

The Company confirmed its 2009 revenue guidance of $1.60 billion to $1.63 billion and $1.30 to $1.34 per diluted common share.

A listen-only simulcast of ResCare's third quarter 2009 conference call will be available on-line at www.rescare.com on November 6, 2009, beginning at 9:00 a.m. Eastern Time and a replay available at 11:00 a.m. Eastern Time.

ResCare, with 35 years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and persons with disabilities. It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels. Based in Louisville, Kentucky, ResCare and its more than 46,000 dedicated employees serve daily more than 65,000 people in 39 states, Washington, D.C., Puerto Rico and in a growing number of international locations. For more information about ResCare, please visit the Company's website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring privatization of government programs. In ResCare's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in the Company's filed reports. Forward-looking statements in this release related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

RESCARE, INC.
Unaudited Financial Highlights
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Income Statement Data:
Revenues	$ 395,837	$ 387,923	$1,191,927	$1,148,700
Facility and program expenses	358,829	350,165	1,083,763	1,056,102
Facility and program contribution	37,008	37,758	108,164	92,598
Corporate general and administrative	14,196	14,896	45,027	44,346
Other operating expense (income), net	186	189	(217)	(4)
Operating income	22,626	22,673	63,354	48,256
Interest expense, net	3,972	4,531	12,475	13,628
Income from continuing operations before income taxes	18,654	18,142	50,879	34,628
Income tax expense	7,158	6,514	19,104	12,469
Income from continuing operations	11,496	11,628	31,775	22,159
Loss from discontinued operations, net of tax	--	(122)	--	(279)
Net income - including noncontrolling interest	11,496	11,506	31,775	21,880
Net loss - noncontrolling interest	(159)	--	(578)	--
Net income - ResCare, Inc	11,655	11,506	32,353	21,880
Net income attributable to preferred shareholders	1,665	1,650	4,636	3,149
Net income attributable to common shareholders	$ 9,990	$ 9,856	$ 27,717	$ 18,731
Basic earnings (loss) per common share:
From continuing operations	$ 0.35	$ 0.35	$ 0.96	$ 0.67
From discontinued operations	--	(0.00)	--	(0.01)
Basic earnings per common share	$ 0.35	$ 0.35	$ 0.96	$ 0.66
Diluted earnings (loss) per common share:
From continuing operations	$ 0.35	$ 0.35	$ 0.96	$ 0.66
From discontinued operations	--	(0.01)	--	(0.01)
Diluted earnings per common share	$ 0.35	$ 0.34	$ 0.96	$ 0.65
Weighted average number of common shares:
Basic	28,858	28,553	28,757	28,425
Diluted	28,858	28,747	28,757	28,617

EBITDA (1)	$ 29,130	$ 28,285	$ 83,012	$ 64,711

 (1) EBITDA is defined as income from continuing operations before depreciation and amortization, net interest expense and income taxes. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the
     United States of America. The items excluded from EBITDA are significant components in understanding and assessing financial performance. Management routinely calculates and presents EBITDA because it believes that EBITDA is useful to investors and is commonly used as an analytical indicator within the industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value.
     EBITDA is also used in measurements under certain covenants contained in the Company's credit agreement. A reconciliation of income from continuing operations to EBITDA is included on the next page of this release.
RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Reconciliation of Income from Continuing Operations to EBITDA:

Income from continuing operations	$ 11,496	$ 11,628	$ 31,775	$ 22,159
Add: Interest, net	3,972	4,531	12,475	13,628
Depreciation and amortization	6,504	5,612	19,658	16,455
Income tax expense	7,158	6,514	19,104	12,469
EBITDA(1)	$ 29,130	$ 28,285	$ 83,012	$ 64,711

	Sept. 30,	Dec. 31,
	2009	2008
Balance Sheet Data:

ASSETS

Cash and cash equivalents	$ 4,677	$ 13,594
Accounts receivable, net	240,139	230,976
Other current assets	47,323	46,913
Total current assets	292,139	291,483
Property and equipment, net	83,183	84,157
Goodwill	490,107	476,196
Other assets, net	61,960	62,307
	$927,389	$914,143

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$162,327	$155,921
Other long-term liabilities	79,992	65,959
Long-term debt	211,421	255,386
Shareholders' equity	473,649	436,877
	$927,389	$914,143

 (1) The nine months ended September 30, 2008 period for EBITDA includes a pre-tax charge of $24.4 million, recorded as a result of the Company's increasing its legal reserves due to adverse developments on four lawsuits.
RESCARE, INC.
Unaudited Financial Highlights (continued)
(In thousands)

	Nine Months Ended September 30,
	2009	2008
Cash Flow Data:
Net income - including noncontrolling interest	$ 31,775	$ 21,880
Adjustments to reconcile net income, including noncontrolling interest, to cash provided by operating activities:
Depreciation and amortization	19,658	16,454
Amortization of discount	909	891
Share-based compensation	3,413	3,577
Deferred income taxes	7,384	1,450
Excess tax benefits from share-based compensation	--	(1,049)
Provision for losses on accounts receivable	5,666	5,221
Gain on purchase of business	(559)	--
Loss on sale of assets	248	11
Changes in operating assets and liabilities	(1,546)	(1,111)
Cash provided by operating activities	66,948	47,324

Cash flows from investing activities:
Purchases of property and equipment	(12,654)	(14,150)
Acquisitions of businesses	(17,994)	(38,979)
Proceeds from sale of assets	169	571
Cash used in investing activities	(30,479)	(52,558)

Cash flows from financing activities:
Debt borrowings, net	(44,851)	8,354
Debt issuance costs	(38)	(118)
Excess tax benefits from share-based compensation	--	1,049
Proceeds received from exercise of stock options	415	1,339
Employee withholding payments on share-based compensation	(1,302)	(1,446)
Cash (used in) provided by financing activities	(45,776)	9,178
Effect of exchange rate on cash and cash equivalents	390	(432)
(Decrease) increase in cash and cash equivalents	$ (8,917)	$ 3,512

RESCARE, INC.
Unaudited Financial Highlights (continued)
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Segment Data:
Revenues:
Community Services	$292,138	$282,619	$ 864,188	$ 825,219
Job Corps Training Services	31,966	39,952	113,378	122,270
Employment Training Services	61,167	55,140	175,457	166,641
Other	10,566	10,212	38,904	34,570
Consolidated	$395,837	$387,923	$1,191,927	$1,148,700

Operating Income:
Community Services (1)	$ 30,747	$ 30,185	$ 87,604	$ 64,709
Job Corps Training Services	2,241	2,974	8,346	8,836
Employment Training Services	5,009	5,229	12,611	17,439
Other	(1,132)	(685)	(347)	1,715
Corporate general and administrative	(14,239)	(15,030)	(44,860)	(44,443)
Consolidated (1)	$ 22,626	$ 22,673	$ 63,354	$ 48,256

Operating Margin:
Community Services (1)	10.5%	10.7%	10.1%	7.8%
Job Corps Training Services	7.0%	7.4%	7.4%	7.2%
Employment Training Services	8.2%	9.5%	7.2%	10.5%
Other	(10.7%)	(6.7%)	(0.9%)	5.0%
Corporate general and administrative	(3.6%)	(3.9%)	(3.8%)	(3.9%)
Consolidated (1)	5.7%	5.8%	5.3%	4.2%

 (1) The 2008 nine month period includes a pre-tax charge of $24.4 million, recorded as a result of the Company's increasing its legal reserves due to adverse developments on four lawsuits.

CONTACT:  ResCare, Inc.
          David W. Miles, Chief Financial Officer
            502-394-2137
          Derwin A. Wallace, Director of Investor Relations
            502-420-2567